Exhibit 99.1

FOR IMMEDIATE RELEASE

ACUSPHERE EXPANDS AI-700 PHASE 3 TRIALS

WATERTOWN, Mass.—(BUSINESS WIRE)—April 13, 2005—Acusphere, Inc. (NASDAQ: ACUS), a specialty pharmaceutical company, today announced that it met with various representatives of the Division of Medical Imaging and Radiopharmaceuticals at the Food and Drug Administration (FDA). This division is responsible for reviewing Acusphere’s clinical trial results and plans as well as a potential New Drug Application (NDA) for AI-700. The purpose of this meeting was to discuss the rationale behind the Phase 3 clinical design and statistical analysis plan with new members of the division, particularly the new division head, who were not involved in these discussions before the start of Phase 3 pivotal trials, and to receive their feedback. FDA has been proactive and constructive in meeting with Acusphere to provide continuing guidance on its expectations regarding the statistical analysis plan for the Phase 3 trials. Based on this feedback, Acusphere has revised its statistical analysis plan. These revisions require Phase 3 pivotal trial enrollment of approximately 700 patients rather than 600 as had been previously estimated.

The Company stated that it has enrolled more than 350 patients in the Phase 3 pivotal trials to date and that the rate of enrollment in these trials has been averaging approximately 50 patients per month. If this rate of enrollment continues, it should be possible to complete enrollment of 700 patients by the end of 2005. However, Acusphere management believes that enrollment rates may be variable, particularly during the summer and holiday months, and therefore has decided to change its guidance for completing enrollment to early 2006, rather than by the end of 2005, as had been previously estimated. The Company confirmed its previously stated guidance that it expects to be in a position to file the AI-700 NDA in 2006.

With a revised statistical analysis plan, Acusphere’s management continues to believe that it has a high probability of achieving the primary clinical endpoints established for the Phase 3 clinical trials. Management’s optimism is based on the sensitivity and specificity levels obtained in the analysis of the angiographic data collected from patients in a Phase 2 trial and published in the Journal of the American Society of Echocardiography (ASE) in 2004, as well as the sensitivity and specificity levels obtained in the subset analysis performed for the blinded reader training in the pilot phase of the Phase 3 program. The blinded reader training was conducted recently using a subset of images generated from the pilot phase by clinical sites that have now transitioned into the pivotal trials and by the same blinded readers who we expect to be analyzing the data from the Phase 3 pivotal trials.

Sherri C. Oberg, Acusphere’s President and Chief Executive Officer, commented, “We look forward to our discussions with FDA that are ongoing, and we appreciate receiving FDA feedback in advance of our NDA submission. We believe this feedback from FDA is enabling us to modify our Phase 3 trial plans so that we can be in a better position to meet their expectations and achieve a first cycle approval when we submit our NDA for AI-700, which is scheduled for 2006, as previously announced. Our clinical sites are enrolling well and we are making every effort to complete enrollment as quickly as possible. We remain confident and enthusiastic about the prospects for AI-700.”

About Acusphere, Inc.

Acusphere (NASDAQ:ACUS - News) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology. Acusphere’s three initial product candidates for which it has clinical data are designed to address unmet clinical needs within cardiology, oncology and asthma. Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development. AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease. An estimated 10.7 million procedures are performed each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States. Acusphere’s product candidates have been created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that enables particles to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

Forward-looking Statements

This Release contains forward-looking statements,, including statements relating to AI-700 regarding the timing of enrollment of patients, the number of patients needed to complete the pivotal trials, the timing of a NDA filing and the probability for achieving the clinical endpoints needed for regulatory approval and the nature and outcome of future conversations with FDA. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700, unproven markets, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, complex manufacturing, high quality requirements, dependence on third-party manufacturers, suppliers and collaborators, loss of key personnel, lack of sales and marketing experience, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Contact:

Acusphere, Inc.
John F. Thero, 617-648-8800
or
Investors: 617-925-3444
IR@acusphere.com
or
Media: 617-648-8800